Exhibit 99.1

American Financial Group Announces Record

Third Quarter and Nine Month Core Net Operating Earnings

Cincinnati, Ohio - October 29, 2007 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings of $112.7 million ($0.93 per share) for the 2007 third quarter. These results reflect higher earnings from the company's property and casualty insurance operations. Net earnings for the first nine months of 2007 were $293.3 million ($2.40 per share). AFG's net earnings for the three and nine month periods of 2006 were $93.5 million ($0.77 per share) and $317.9 million ($2.64 per share), respectively.

Core net operating earnings were a record $116.9 million ($0.97 per share) for the 2007 third quarter, up 22% from the comparable period a year earlier. This increase resulted primarily from improved underwriting profit within the specialty P&C operations and higher investment income. Core net operating earnings for the first nine months of 2007 were a record $342.8 million ($2.81 per share), compared to $275.9 million ($2.29 per share) for the comparable 2006 period.

AFG's net earnings, determined in accordance with generally accepted accounting principles ("GAAP"), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.
In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Components of net earnings:
Core net operating earnings(a)	$ 116.9	$ 96.0	$ 342.8	$ 275.9

Major gains on real estate sales(b)	-	-	-	25.8
A&E charges(c):
P&C insurance runoff operations	-	-	(28.7)	-
Former railroad & manufacturing operations	-	-	(27.7)	-
Realized investment gains (losses)	(3.9)	(1.3)	7.0	13.7(d)
Tax resolution benefit	-	-	-	8.7
Other	(.3)	(1.2)	(.1)	(6.2)

Net earnings	$ 112.7	$ 93.5	$ 293.3	$ 317.9

Components of EPS:
Core net operating earnings	$ 0.97	$ 0.79	$ 2.81	$ 2.29

Major gains on real estate sales(b)	-	-	-	.21
A&E charges(c):
P&C insurance runoff operations	-	-	(.23)	-
Former railroad & manufacturing operations	-	-	(.23)	-
Realized investment gains (losses)	(.04)	(.01)	.05	.12(d)
Tax resolution benefit	-	-	-	.07
Other	-	(.01)	-	(.05)

Diluted EPS	$ 0.93	$ 0.77	$ 2.40	$ 2.64

Footnotes a-d are contained in the accompanying Notes To Financial Schedules at the end of this release.

Page Two

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, issued this statement: "We are pleased to report continuing excellent operating results due to strong performance in most of our businesses. Although we are seeing increased competitive pressures in certain markets, we are continuing to target premium growth in our core insurance operations, albeit at a more modest rate than in previous years. We are also taking advantage of some organic growth opportunities and are continuing to focus on retaining profitable business."

"Our financial position remains strong in terms of liquidity, financial leverage, and excess capital. During the third quarter we used $345 million of our excess capital to complete the acquisition of the minority shares of our subsidiary, Great American Financial Resources, and to buyback additional AFG shares. In total, we expect these transactions, including the AFG shares repurchased earlier in the year, to be accretive to earnings by $0.15 to $0.17 per share on an annualized basis. Our $18 billion investment portfolio remains at a very high quality with 93% invested in fixed income securities. Securities with subprime exposures account for less than 3% of our portfolio and substantially all are in "AAA"-rated tranches, backed by fixed rate mortgages. We are pleased that we have not experienced any downgrades or realized any impairment losses in these securities. Based on our results through the 2007 third quarter and the trends in our business, we have increased our expectations for 2007 core earnings per share to be between $3.70 and $3.80. Looking forward, we expect our core earnings in 2008 to be in the range of $3.75 to $3.95 per share. These expected results exclude the potential for significant catastrophe and crop losses, unforeseen adjustments to asbestos and environmental reserves, and large real estate gains."

P&C Specialty Core Results

The P&C specialty insurance operations generated an underwriting profit of $104.8 million in the 2007 third quarter, $22.5 million higher than the same quarter a year earlier. The combined ratio was 86.2%, 2.5 points better than in the 2006 third quarter. This improvement was driven in large measure by increased crop earnings in 2007 due to favorable crop prices and yields. These 2007 results include $25.8 million (3.4 points) of favorable reserve development compared to $27.6 million (3.8 points) in the 2006 third quarter. Net written premiums for the 2007 third quarter were 4% higher than the same quarter a year earlier. Premium growth has been impacted by significant rate declines in the California workers' compensation business and stronger competition in certain of our Specialty Casualty group operations.

Underwriting profit of the P&C specialty insurance operations for the first nine months of 2007 was $322.8 million, 41% above the 2006 period, reflecting the positive impact of favorable reserve development and lower catastrophe losses. Net written premiums were 3% above the 2006 period (6% excluding California workers' compensation). Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation businesses reported an underwriting profit of $58.5 million in the 2007 third quarter, $18.1 million higher than the 2006 third quarter. The combined ratio of 83.3% improved 4.1 points over the 2006 period due primarily to higher underwriting profits in the agricultural operations. These results were partially offset by higher underwriting losses in a run-off homebuilders' operation. Even though the combined ratio for the 2007 nine-month period is up slightly from the 2006 period, underwriting profit increased 8% due primarily to premium growth. The nine-month results include $33.6 million (4.1 points) of favorable reserve development compared to $31.9 million (4.3 points) in the 2006 period. Increases in gross and net written premiums for the 2007 periods were driven by excellent growth in our property and inland marine and agricultural operations.

Page Three

The Specialty Casualty group reported a combined ratio of 81.1% for the 2007 third quarter, an increase of 2.4 points over the 2006 third quarter. The 2007 results include $16.0 million (7.7 points) of favorable reserve development compared to $10.0 million (4.8 points) in the same quarter a year earlier. Through the first nine months of this year, this group's combined ratio improved 11.6 points compared with the same prior year period, primarily due to favorable reserve development in the general liability and excess and surplus lines. These operations have continued to generate excellent accident year underwriting results in 2007. Decreases in gross and net written premiums for the 2007 three and nine-month periods were primarily due to stronger competition in the excess and surplus lines and softening in the homebuilders market which affect our general liability coverages.

The Specialty Financial group produced another solid underwriting profit in the third quarter of 2007. The group's combined ratio was 93.4%, an improvement of 28.4 points compared to the 2006 third quarter. Through the first nine months of this year, this group's combined ratio improved 13.9 points compared with the same prior year period. These improvements are primarily due to lower losses in the run off residual value insurance ("RVI") business and continued strong performance by the other businesses in this group. Excluding the effect of RVI, the group's combined ratio would have been 88.6% for the first nine months of 2007 compared to 93.7% for the comparable 2006 period. The financial impact of RVI is expected to be substantially complete by the end of 2007. Gross and net written premiums for the 2007 period increased primarily due to growth in the financial institutions, lease and loan and surety operations, which were partly offset by lower premiums resulting from the run-off of the RVI business.

The California Workers' Compensation business reported excellent profitability with a combined ratio of 77.5% in the 2007 third quarter compared to 63.6% in the same period a year earlier. The 2007 period includes 10.2 points of favorable prior year development while the 2006 third quarter includes 22.3 points of favorable development. Through the first nine months of 2007, the combined ratio increased 3.0 points to 78.7% compared to the same 2006 period. Year-to-date 2007 results include 8.8 points of favorable development compared to 7.5 points in the 2006 period. The improved claims environment resulting from the California workers' compensation reform legislation has continued to benefit our results as well as those of the industry. Due to the long-tail nature of this business, we continue to be conservative in recognizing the benefits from the reform legislation until a higher percentage of claims are paid and the ultimate impact of reforms can be determined. Our decreases in gross and net written premiums are driven by rate reductions, responsive to the improved frequency and severity of claims. These reductions were about 23% through the first nine months of the year, demonstrating the positive impact of reform in lowering workers' compensation costs in California.

Carl Lindner III stated: "The results in our Specialty Group continue to be strong, despite increasing competitive pressures. Our overall pricing has held steady, with average rates declining only 2% during the quarter, excluding the impact of our California workers' compensation business. Even with these decreases we are maintaining strong returns in substantially all of our businesses. Our willingness to reduce the size of our excess and surplus and general liability businesses is a result of our continuing philosophy that we will sacrifice volume for profitability. I'm pleased that we have been able to maintain rate adequacy while achieving profitable growth in most of our continuing operations. All four of our specialty groups continued to deliver strong underwriting results, including several of our businesses in targeted growth areas. I am particularly pleased with the strong results of our crop business. Although we will not know the final results until later in the year, we are optimistic that this will be another strong year. The 2006 acquisition of Farmers Alliance has been an important part of the growth and profitability of this business."

Page Four

"Through the first nine months of this year, our combined operating ratio improved 4 points from the prior period, and we continue to experience favorable loss development in many of our operations. Our overall net written premium growth through the first nine months of the year is in line with our stated expectations of 3% to 5%. We continue to evaluate opportunities to grow organically where it makes sense to leverage the business expertise that we have cultivated within our organization, and to look for new niche opportunities."

Annuity and Supplemental Insurance Core Results

The Annuity and Supplemental Insurance Group generated core operating earnings before income taxes of $25.5 million for the 2007 third quarter, $4.3 million lower than the 2006 third quarter. This decrease reflects higher mortality in the run-off life operations and lower earnings in the supplemental insurance segment, partially offset by higher earnings in the fixed annuity business due to premium and asset growth. The 2006 supplemental results included $3.4 million of pre-tax earnings related to favorable claims development in the Medicare supplement business.

Core operating earnings before taxes for the first nine months of 2007 of $77.2 million were $3.1 million lower than the same 2006 period. Year-to-date 2006 annuity results included $4.9 million of pre-tax earnings related to a payment received in exchange for the imposition of certain limitations on future development of a marina owned by the Company.

Statutory premiums of $491 million in the third quarter of 2007 were essentially unchanged from the third quarter of 2006. Premiums of $1.5 billion in the first nine months of 2007 were 31% higher than the comparable 2006 period. The increase reflects substantially higher fixed indexed annuity premiums, partially offset by lower sales of traditional fixed annuities compared to the same period a year earlier. In addition, supplemental insurance premiums increased substantially over the first nine months of 2006 due to the acquisition of the Ceres Group in August 2006.

About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes and improved loss experience.

Page Five

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain adequate rates, and changes in debt and claims paying ratings.

Conference Call

The company will hold a conference call to discuss 2007 third quarter results at 11:30 a.m. (EDT) tomorrow, Tuesday, October 30, 2007. Toll-free telephone access will be available by dialing 1-866-761-0748 (international dial in 617-614-2706). Please dial in five to ten minutes prior to the scheduled start time of the call. A replay of the call will also be available at approximately 1:30 p.m. (EDT) on October 30, 2007 until 11:59 p.m. on November 6, 2007. To listen to the replay, dial 1-888-286-8010 (international dial in 617-801-6888) and provide the confirmation code 83534086.

The conference call will also be broadcast over the Internet. To listen to the call, go to the Investor Relations page on AFG's website, www.afginc.com, and follow the instructions at the Webcast link. An archived webcast will be available immediately after the call via a link on the Investor Relations page until November 6, 2007 at 11:59 pm (EST). An archived audio MP3 file will also be available within 24 hours of the call.
Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.afginc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)
	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues
P&C insurance premiums	$ 757.5	$ 730.9	$2,030.8	$ 1,925.0
Life, accident & health premiums	105.6	91.7	315.6	249.3
Investment income	252.7	233.1	747.5	698.5
Realized investment gains (losses)	(7.1)	(2.4)	11.6	19.9(e)
Other income	86.1	83.2	260.8	234.9
	1,194.8	1,136.5	3,366.3	3,127.6
Costs and expenses
P&C insurance losses & expenses	655.7	650.1	1,756.1(f)	1,702.5
Annuity, life, accident & health benefits & expenses	221.6	195.7	656.9	560.5
Interest & other financing expenses	17.8	18.3	53.6	53.9
Other expenses	115.9	115.1	408.5(g)	337.0
	1,011.0	979.2	2,875.1	2,653.9
Operating earnings before income taxes	183.8	157.3	491.2	473.7
Related income taxes	62.9	56.5	172.0	157.8

Net operating earnings	120.9	100.8	319.2	315.9
Minority interest expense	(7.8)	(6.7)	(26.4)	(21.7)
Investee losses, net of tax	(.4)	(.6)	(1.2)	(1.6)
Earnings from continuing operations	112.7	93.5	291.6	292.6
Discontinued operations(h)	-	-	1.7	25.3

Net earnings	$ 112.7	$ 93.5	$ 293.3	$ 317.9

Diluted Earnings per Common Share	$ .93	$ 0.77	$ 2.40	$ 2.64

Average number of Diluted Shares	119.8	120.6	121.6	120.1

	Sept. 30,	December 31,
Selected Balance Sheet Data:	2007	2006
Total Cash and Investments	$18,053	$17,739
Long-term Debt, Including
Payable to Subsidiary Trusts	$ 897	$ 921
Shareholders' Equity	$ 3,013	$ 2,929
Shareholders' Equity (Excluding unrealized gains (losses) on fixed maturities)	$ 3,090	$ 2,955
Book Value Per Share	$ 26.08	$ 24.55
Book Value Per Share (Excluding unrealized gains (losses) on fixed maturities)	$ 26.75	$ 24.77
Common Shares Outstanding	115.5	119.3

Footnotes are contained in the accompanying Notes to Financial Schedules.

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)
	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2007	2006		2007	2006

Gross written premiums	$ 1,319	$1,221	8%	$3,180	$3,095	3%

Net written premiums	$ 797	$ 769	4%	$2,134	$2,064	3%

Ratios (GAAP):
Loss & LAE ratio	57.2%	58.0%		52.7%	58.7%
Expense ratio	28.8%	30.6%		31.3%	29.3%
Policyholder dividend ratio	.2%	.1%		.1%	.1%

Combined Ratio(Excluding A&E)	86.2%	88.7%		84.1%	88.1%

Total Combined Ratio	86.2%	88.7%		86.5%	88.1%

Supplemental:
Gross Written Premiums:
Property & Transportation	$ 775	$ 638	22%	$1,519	$1,356	12%
Specialty Casualty	319	371	(14%)	1,030	1,113	(8%)
Specialty Financial	163	142	14%	440	396	11%
California Workers' Compensation	61	70	(12%)	190	230	(17%)
Other	1	-	NA	1	-	NA
	$ 1,319	$1,221	8%	$3,180	$3,095	3%

Net Written Premiums:
Property & Transportation	$ 393	$ 332	18%	$ 915	$ 831	10%
Specialty Casualty	195	238	(18%)	620	646	(4)%
Specialty Financial	131	116	14%	367	313	17%
California Workers' Compensation	56	66	(14%)	178	217	(18%)
Other	22	17	18%	54	57	(7%)
	$ 797	$ 769	4%	$2,134	$2,064	3%

Combined Ratio (GAAP):
Property & Transportation	83.3%	87.4%		85.0%	84.7%
Specialty Casualty	81.1%	78.7%		73.7%	85.3%
Specialty Financial	93.4%	121.8%		93.6%	107.5%
California Workers' Compensation	77.5%	63.6%		78.7%	75.7%

Aggregate Specialty Group	86.2%	88.7%		84.1%	88.1%

Supplemental Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.
  Specialty Casualty includes primarily excess and surplus, general liability, executive and professional liability and customized programs for small to mid-sized businesses.
  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity products and trade credit insurance.
  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
  Other includes primarily an internal reinsurance facility.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY & SUPPLEMENTAL INSURANCE GROUP

STATUTORY PREMIUMS

(In Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2007	2006		2007	2006

Retirement annuity premiums:
Fixed annuities	$ 116	$ 155	(25%)	$ 359	$ 456	(21%)
Indexed annuities	252	228	11%	784	394	99%
Variable annuities	18	19	(5%)	60	67	(10%)
	386	402	(4%)	1,203	917	31%

Supplemental insurance	91	80	14%	271	208	30%
Life insurance	14	13	8%	43	36	19%

Total statutory premiums	$ 491	$ 495	(1%)	$1,517	$1,161	31%

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

GAAP to Non GAAP Reconciliation:

  Components of core net operating earnings:
In millions	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

P&C operating earnings	$ 175.0	$ 146.2	$ 526.3	$ 422.6

Annuity & supplemental insurance
operating earnings	25.5	29.8	77.2	80.3

Interest & other corporate expense	(18.2)	(22.4)	(61.8)	(65.1)

Core operating earnings before income taxes	182.3	153.6	541.7	437.8
Related income taxes	65.4	57.6	198.9	161.9

Core net operating earnings	$ 116.9	$ 96.0	$ 342.8	$ 275.9

  Includes an after-tax gain of $25.8 million ($.21 per share) from the sale of Chatham Bars Inn in Cape Cod, Massachusetts, whose operations are now presented as discontinued.

  Reflects the following effect of A&E charges on the 2007 nine month period ($ in millions, except per share amounts):
A&E Charge:	Pre-tax	After-Tax	EPS
P&C insurance runoff operations
Asbestos	$30.8	$20.0
Environmental	13.4	8.7
	$44.2	$28.7	$.23
Former railroad & manufacturing operations
Asbestos	$19.0	$12.4
Environmental	24.0	15.3
	$43.0	$27.7	$.23

  Includes a $15.3 million ($.13 per share) after-tax gain on the sale of the company's investment in the Cincinnati Reds.

  Summary Of Earnings:

  Includes a $23.6 million pre-tax gain on the sale of the company's investment in the Cincinnati Reds.

  Includes a pre-tax charge of $44.2 million to increase the A&E reserves of its P&C insurance run-off operations.

  Includes a pre-tax charge of $43.0 million to increase the A&E reserves of AFG's former railroad and manufacturing operations.

  Includes an after-tax gain of $25.8 million from the sale of Chatham Bars Inn in Cape Cod in the 2006 second quarter.